Part II
Item 6. (continued)


                                 EXHIBIT 12(a)
                      CHASE PREFERRED CAPITAL CORPORATION
               Computation of ratio of earnings to fixed charges
               -------------------------------------------------
                                  (Unaudited)


                                     For the Nine Months Ended September 30,1997
                                            (in thousands, except ratio):
                                            -----------------------------

Net income                                           $ 60,641
                                                     --------

Fixed charges:
  Advisory fees                                          188
                                                     --------

Total fixed charges                                      188
                                                     --------

Earnings before fixed charges                        $60,829
                                                     =======

Fixed charges, as above                              $   188
                                                     =======

Ratio of earnings to fixed charges                    323.56
                                                     =======

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